Exhibit 15.2

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celestica Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-113591, 333-88210, 333-71126, 333-66726, 333-63112) and Form F-3 (No. 333-178161) of Celestica Inc. of our report dated March 7, 2013, with respect to the consolidated balance sheets as at December 31, 2012 and 2011, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for the years ended December 31, 2012, 2011 and 2010, and notes, comprising a summary of significant accounting policies and other explanatory information and our report dated March 7, 2013 with respect to the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 20-F of Celestica Inc.

Chartered Accountants, Licensed Public Accountants
March 15, 2013

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.